Exhibit 99.3

CORRECTED: Ampio Pharmaceuticals Announces Completion of Negotiations for Acquisition of DMI BioSciences, Inc.

GREENWOOD VILLAGE, Colo., Aug. 3 /PRNewswire-FirstCall/ — Ampio Pharmaceuticals, Inc. (OTC Bulletin Board: AMPE), discovered an error in the title of its press release on July 27, and provides the corrected title to that release above. As reflected in the body of the press release, Ampio has completed the final negotiations with DMI BioSciences, Inc. concerning the pending acquisition of DMI BioSciences. Ampio will file a Form 8-K with the SEC announcing the definitive agreement upon its execution.

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. develops innovative proprietary drugs for metabolic disease, eye disease, kidney disease, inflammation and CNS disease. The product pipeline includes new uses for previously approved drugs and new molecular entities (“NMEs”). By concentrating on development of new uses for previously approved drugs, approval timelines, costs and risk of clinical failure are reduced because these drugs have strong potential to be safe and effective while their shorter development times can significantly increase near-term value. A key strategy includes actively exploring partnership, licensing and other collaboration opportunities to maximize Ampio’s product development programs.

About DMI BioSciences, Inc.

DMI BioSciences, Inc. was founded by Dr. David Bar-Or in 1990 to develop innovative diagnostic tests and drugs for the medical device and biopharmaceutical industry.

Safe Harbor Statement

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors.

Investor Contact: Redwood Consultants, LLC Tel: +1 415-884-0348

SOURCE Ampio Pharmaceuticals, Inc